Exhibit 99.1

Mobile Energy Services seeks bankruptcy protection

Jan. 14, 1999

Mobile Energy Services Co. LLC today filed a petition for Chapter 11 bankruptcy relief in an effort to protect its creditors, the interests of its customers and suppliers and to prevent the loss of jobs in Mobile, Ala.

As part of its filing in U.S. Bankruptcy Court for the Southern District of Alabama, Mobile Energy Services also is seeking payment for damages from Kimberly-Clark Tissue Co. The damages result from the paper manufacturer's surprise announcement in May 1998 of plans to shut down its Mobile, Ala., pulp mill, which is an integral part of an industrial complex that includes Mobile Energy Services.

"It is unfortunate we have been forced to take this legal action, but we believe Kimberly-Clark has left us little choice," said David Gallaspy, leader of Mobile Energy Services' recovery team, which has been seeking solutions to the situation. "We've been in negotiations with Kimberly-Clark since May with little progress, and Mobile Energy now feels it must take this action."

Mobile Energy Services is the owner and operator of a facility that generates electricity, produces steam and processes black liquor as part of a pulp and paper complex in Mobile, Ala. Mobile Energy Services last week paid its regular semi-annual payment of $17 million to its bondholders.

A Chapter 11 process is a vehicle that allows a company intending to continue business to reorganize and restructure its obligations to creditors. Mobile Energy Services hopes to file its plan of reorganization in the near future. Generally, the plan is expected to involve keeping the energy complex intact and the pulp mill operating at some level, allowing Mobile Energy to continue serving its remaining customers while adding new business. Mobile Energy would also like to retool the complex to sell energy into the marketplace as well as to sell additional services to customers.

 Mobile Energy Services' direct parent company, Mobile Energy Services Holdings Inc., also filed today for Chapter 11 bankruptcy protection.

Today's court filing comes after protracted negotiations with Kimberly-Clark that began with the sudden announcement on May 5, 1998, by Kimberly-Clark of its intention to shut down the pulp mill facility.

"Mobile Energy Services expects to propose a plan intended to help preserve as much of the operation of the Mobile facilities as possible and save many of the associated jobs," Gallaspy said.

News media contacts: David Mould at 770-821-7531 or Chuck Griffin at 770-821-7814 Investor contact: Tim Perrott at 212-269-8842